Exhibit 99.1

Goodyear Announces Pricing of $700 Million of Senior Notes

AKRON, Ohio, February 24, 2012 - The Goodyear Tire & Rubber Company today announced that it has priced its offering of $700 million aggregate principal amount of 10-year senior notes. The notes are senior unsecured obligations of the company. They will be sold at 100% of the principal amount and will bear interest at a rate of 7.0%. Goodyear expects the offering to close on February 28, 2012, subject to customary closing conditions.

Goodyear intends to use the net proceeds from this offering, together with current cash and cash equivalents, to redeem all of its $650 million in aggregate principal amount of its 10.5% senior notes due 2016.

Deutsche Bank Securities Inc., BNP Paribas Securities Corp., Citigroup Global Markets Inc., Credit Agricole Securities (USA) Inc., Goldman, Sachs & Co. and Wells Fargo Securities, LLC are acting as the joint book-running managers for the offering.

The offering was made under a shelf registration statement that was filed with the U.S. Securities and Exchange Commission and became automatically effective on August 10, 2010. The offering of the notes may be made only by means of a prospectus supplement and accompanying prospectus, copies of which may be obtained from:

Deutsche Bank Securities Inc.	The Goodyear Tire & Rubber Company
c/o ADP Prospectus Services	Investor Relations Department
1155 Long Island Ave.	1144 E. Market St.
Edgewood, NY 11747	Akron, OH 44316
telephone: 800-503-4611	telephone: 330-796-3751
email: prospectus.cpdg@db.com

This news release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

Goodyear is one of the world’s largest tire companies. It employs approximately 73,000 people and manufactures its products in 53 facilities in 22 countries around the world.

Certain information contained in this press release may constitute forward-looking statements for purposes of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. There are a variety of factors, many of which are beyond our control, that affect our operations, performance, business strategy and results and could cause our actual results and experience to differ materially from the assumptions, expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to: our ability to realize anticipated savings and operational benefits from our cost reduction initiatives or to implement successfully other strategic initiatives; increases in the prices paid for raw materials and energy; pension plan funding obligations; actions and initiatives taken by both current and potential competitors; deteriorating economic conditions or an inability to access capital markets; work stoppages, financial difficulties or supply disruptions at our suppliers or customers; the adequacy of our capital expenditures; a labor strike, work stoppage or other similar event; our failure to comply with a material covenant in our debt obligations; potential adverse consequences of litigation involving the company; as well as the effects of more general factors such as changes in general market, economic or political conditions or in legislation, regulation or public policy. Additional factors are discussed in our filings with the Securities and Exchange Commission, including our annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. In addition, any forward-looking statements represent our estimates only as of today and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.